Exhibit 23.1

                        CONSENT OF FUSS & O'NEILL, INC.

Fuss & O'Neill, In., a corporation organized under the laws of the State of Connecticut with it's corporate headquarters located at 146 Hartford Road, Manchester, Connecticut, hereby consents to the references to our firm with respect to the environmental remediation cost estimates we provided Rogers Corporation related to its property in Windham, Connecticut contained in Rogers Corporation's Form 10-K for the fiscal year ended December 31, 2008, Form 10-Q for the fiscal quarter ended March 31, 2009, Form 10-Q for the fiscal quarter ended June 30, 2009 and Form 10-Q for the fiscal quarter ended September 30, 2009 and to all references to us as having provided such estimates. In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the "Securities Act"), or the rules and regulations promulgated there under, nor do we admit that we are experts with respect to any part of such Form 10-K or Form 10-Q within the meaning of the term "experts" as used in the Securities Act or the rules and regulations promulgated there under.


                                            ATTEST:




                                            By: /s/Robert S. Potterton, Jr.
                                                ---------------------------
                                                Robert S. Potterton, Jr.
                                                Senior Vice President
                                                Fuss & O'Neill, Inc.

                                                Date: 1/8/2010